Exhibit 99.1


                   ALAN W. DAKEY ELECTED CHAIRMAN OF THE BOARD
                            OF MID PENN BANCORP, INC.

         (Millersburg, PA) - Alan W. Dakey was elected Chairman of the Board of Mid Penn Bancorp, Inc. (AMEX: MBP), at its Annual Organization Meeting held on April 26, 2006. He was also named Chairman of the Board of Mid Penn Bank at the Bank's Board Meeting held on the same date. Dakey, who has served as President and CEO of Mid Penn Bancorp, Inc. since 2000 and as President and CEO of Mid Penn Bank since 1994, will continue to hold these positions.

         Mr. Dakey succeeds Eugene F. Shaffer who served as Chairman of Mid Penn Bancorp, Inc. since its formation in 1991. Mr. Shaffer was employed by Mid Penn Bank in 1969 and has served as Chairman, President and CEO. Mr. Shaffer will be recognized for his 50 years of service to the banking industry at the Pennsylvania Bankers Association Annual Convention in Scottsdale, Arizona in May. Mr. Shaffer is retiring from the Bank after many years of dedicated service.

         Edwin D. Schlegel has been elected as Vice-Chairman and Lead Director of Mid Penn Bancorp, Inc. and Mid Penn Bank. He has been a member of the Bank's Board since 1981 and the Holding Company's Board since its formation in 1991. Mr. Schlegel is a retired educator who served as Principal and Superintendent of the Millersburg Area School District. Mr. Schlegel succeeds William G. Nelson who has served on the Bank's Board since 1970 and as Vice-Chairman since 2004. Nelson also served as a member of the Holding Company's Board since its formation in 1991 and as Vice-Chairman since 2004. Mr. Nelson has retired from both Boards effective with the Annual Organization Meetings.

         Mr. Dakey is a graduate of the University of Scranton (MBA - Finance), Bloomsburg University (BS - Accounting), as well as the Stonier Graduate School of Banking and the Pennsylvania School of Banking. Dakey joined Mid Penn Bank in 1993 after 20 years of banking experience with another financial institution.

         He is a Director of the Millersburg Area School Board, a Director of the Pennsylvania Bankers Association, and a member of the Board of the Harrisburg Area YMCA. He serves as an Advisory Board member for Bloomsburg University College of Business and the Dauphin County Economic Development Committee. He is a member of the Millersburg Lions Club and Grace United Methodist Church. He has been active in a number of other non-profit organizations as well.

         Mid Penn Bancorp, Inc. is a one-bank holding company for Mid Penn Bank, with corporate headquarters in Millersburg, Pennsylvania. Mid Penn Bank has been an independently owned community bank since 1868 and has twelve banking offices in Dauphin, Cumberland, Northumberland and Schuylkill Counties, providing local service, decision-making and support for the communities served. Assets totaled approximately $441 million on March 31, 2006.